Exhibit 99.1

NEWS RELEASE

INNOVEX, INC. 5540 Pioneer Creek Drive Maple Plain, MN 55359-9003 Phone: 763-479-5300 Facsimile: 763-479-5395 Internet: http://www.innovexinc.com	CONTACT: Tom Paulson, CFO Doug Keller, VP - Finance

Innovex Announces Second Quarter Results
Revenue of $37.1 million increased 7 percent over the prior quarter
Thailand Credit Facility Increased by $5.1 Million

        April 14, 2003—Maple Plain, MN—Innovex, Inc. (Nasdaq: INVX) today reported revenue of $37.1 million for the fiscal 2003 second quarter ending March 31, 2003, compared to $34.5 million in the first quarter of fiscal 2003 and $35.0 million for the prior year second quarter. The company’s pretax loss was $2.6 million in the second quarter of fiscal 2003 as compared to a loss of $4.1 million in the first quarter of fiscal 2003 and a loss of $1.9 million in the prior year second quarter. The fiscal 2003 first quarter includes a $750,000 restructuring charge and the prior year second quarter includes a $950,000 restructuring charge. The company’s net loss was $1.4 million or $0.09 per share in the second quarter of fiscal 2003. This compares to a net loss of $2.3 million or $0.15 per share in the first quarter of fiscal 2003 and a net gain of $342,000 or $0.02 per share in the prior year second quarter. The prior year net income includes a $1.7 million tax benefit to reduce the deferred tax allowance.

        “We are pleased to have achieved significant quarter over quarter growth for the second consecutive quarter,” commented William P. Murnane, Innovex’s President and Chief Executive Officer. “We benefited greatly from the disk drive industry’s transition to the 80 GB per platter technology platform, which began in earnest during the quarter. We also benefited from growth in our Liquid Crystal Display (LCD) flex product that is used in mobile phone applications. We believe that continued growth in existing product lines along with new product qualifications in existing and new markets will allow us to continue our positive growth trend,” stated Murnane.

        Revenue from the disk drive industry generated 76% of the Company’s revenue for the quarter, integrated circuit packaging application revenue was 7%, consumer application revenue was 6%, network system application revenue was 6% and revenue from other industry applications was 5%.

        The gross margin percent for the fiscal 2003 second quarter was 11% as compared to 10% for the fiscal 2003 first quarter and 14% for the fiscal 2002 second quarter. The improved margin as compared to the first quarter was the result of higher revenue increasing the company’s fixed cost leverage. As compared to the prior year, fiscal 2003 gross margins were impacted by incremental start up and tooling costs related to new product introductions and product mix changes. The company experienced a significant product transition during the quarter, converting approximately 70% of its products to new designs. “We typically experience higher costs during a new product transition due to the lower productivity and higher scrap generated early in a product’s life cycle,” stated Tom Paulson, Innovex’s Chief Financial Officer. “In addition, new products require new tooling, which we expense at the beginning of a new product ramp. We expect the increased start up costs incurred during the quarter to decline as the products mature.” The current year’s product mix also had an increased share of FSA revenue with higher material pass through content related to the suspension material used in the FSA product. The prior year’s product mix included higher share of the company’s Head Interconnect Flex (HIF) product, which does not include the suspension related pass through material.

        Operating costs increased in the fiscal 2003 second quarter as compared to the fiscal 2003 first quarter and fiscal 2002 second quarter. The increase in fiscal 2003 second quarter spending was primarily due to consulting and training costs related to implementation of the company wide Six Sigma program and increased new product development spending. Start up costs related to Six Sigma were approximately $300,000 during the March quarter. “The additional costs related to our Six Sigma deployment represent our commitment to successfully adopting Six Sigma,” stated Murnane. “Six Sigma start up costs will continue through the June quarter, at which time we expect Six Sigma start up costs to end and savings generated by the program to begin.”

        Cash flow from operations in the fiscal 2003 second quarter was primarily impacted by an increase in accounts receivable driven by strong quarter-end revenue and payments of $633,000 to buy out the remaining portion of the Chandler facility lease.

        The company’s Thailand credit facilities were increased by 220,000,000 baht or approximately $5.1 million during the quarter. The company also expects to close on new U.S. based financing during the fiscal 2003 third quarter which will significantly improve cash flows related to financing. “Our expanded Thailand credit facility will provide the working capital required to fund expected incremental revenue and capital expenditures while allowing us the flexibility to adequately fund new product development as we move forward,” stated Paulson. “The higher revenue levels are also driving improved financial results as we better leverage our fixed cost basis.”

        Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on Tuesday, April 15, 2003. During the conference call, Mr. Murnane and senior managers will discuss product acceptance and historical and expected performance.

        To listen to the live conference call, dial 785-832-2041 and ask for conference ID “Innovex.” The live web cast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 12:00 p.m. CDT on Tuesday, April 15 through 11:00 a.m. CDT on Thursday, April 17. To access the replay, dial (402) 220-1119 and ask for conference ID “Innovex.” The web cast version of the conference call will be archived for 30 days at www.innovexinc.com/investor.shtml.

        Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices, networking equipment, computer printers, home consumer products, mobile telecommunication devices, computers and personal communications systems. Innovex is known worldwide for its advanced technology and world class manufacturing.

        Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Innovex Announces Second Quarter

INNOVEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands)

	Three Months Ended March 31,
	2003	2002

Net sales	$37,056	$34,972
Costs and expenses:
Cost of sales	32,823	29,947
Selling, general and administrative	4,742	3,984
Engineering	1,642	1,228
Restructuring charges	0	950
Net interest (income) expense	554	749
Net other (income) expense	(89)	(11)

Income (loss) before income taxes	(2,616)	(1,875)

Provision for income taxes	(1,249)	(2,217)

Net income (loss)	($1,367)	$342

Net income (loss) per share:
Basic	($0.09)	$0.02

Diluted	($0.09)	$0.02

Weighted average shares outstanding:
Basic shares	15,170	15,053
Diluted shares	15,170	15,340

	Six Months Ended March 31,
	2003	2002

Net sales	$71,581	$72,815
Costs and expenses:
Cost of sales	63,853	62,016
Selling, general and administrative	9,365	8,213
Engineering	3,178	2,622
Restructuring charges	750	950
Net interest (income) expense	1,122	1,519
Net other (income) expense	2	(212)

Income (loss) before income taxes	(6,689)	(2,293)

Provision for income taxes	(3,026)	(2,338)

Net income (loss)	($3,663)	$45

Net income (loss) per share:
Basic	($0.24)	$0.00

Diluted	($0.24)	$0.00

Weighted average shares outstanding:
Basic shares	15,164	15,053
Diluted shares	15,164	15,281

INNOVEX, INC. CONSOLIDATED BALANCE SHEETS (In thousands)

	March 31, 2003	September 30, 2002

Assets
Cash and short-term investments	$ 3,529	$ 2,364
Accounts receivable, net	20,983	16,773
Inventory	9,202	9,286
Other current assets	7,432	6,259

Total current assets	41,146	34,682
Property, plant and equipment, net	69,889	73,692
Goodwill	3,001	3,001
Other Assets	4,347	3,553

Total assets	$118,383	$114,928

Liabilities and Stockholders’ Equity
Current liabilities	$ 45,990	$ 35,135
Long-term debt	11,524	15,372
Stockholders’ equity	60,869	64,421

Total liabilities and stockholders’ equity	$118,383	$114,928

INNOVEX, INC. CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands)

	Six Months Ended March 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,663)	$45
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	6,067	6,770
Restructuring charges	750	950
Other non-cash items	(3,403)	(102)
Changes in operating assets and liabilities:
Accounts receivable	(4,210)	(454)
Inventories	84	2,449
Other current assets	92	11,455
Accounts payable	3,303	(2,220)
Other liabilities	695	(6,533)

Net cash provided by (used in) operating activities	(285)	12,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,286)	(1,499)
Proceeds from sale of assets	4	2,451

Net cash provided by (used in) investing activities	(2,282)	952

CASH FLOWS FROM FINANCING ACTIVITIES:
Net long-term debt activity	(4,895)	(4,064)
Net line of credit activity	8,516	4,200
Proceeds from exercise of stock options	111	82

Net cash provided by (used in) financing activities	3,732	218

Increase (decrease) in cash and equivalents	1,165	13,530

Cash and equivalents at beginning of period	2,364	1,798

Cash and equivalents at end of period	$3,529	$15,328